Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Second Quarter 2011 Conference Call

Prepared Remarks

July 29, 2011

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10001917. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

The second quarter of 2011 marked another strong performance by Bryn Mawr Bank Corporation. I hope you have had time to review our 2011 second quarter operating results, which we issued after the close of the market yesterday. We were very pleased that our second quarter results continued the positive momentum delivered in the first quarter of 2011. The diluted earnings per share of $0.38, for the three months ended June 30, 2011, was an increase of $0.13 per share, or 52%, as compared to diluted earnings per share of $0.25 for the same period in 2010. Net income for the quarter was $4.8 million, an increase of 100% or $2.4 million, as compared to the net income for the same period in 2010.

One of the most newsworthy items for the second quarter was the announcement that the Corporation had completed its previously announced acquisition of the Private Wealth Management Group of the Hershey Trust Company. The acquisition increased wealth division assets under management by approximately $1.1 billion. As of June 30, 2011, Wealth Management Division assets under management, administration, supervision and brokerage were $4.8 billion. Client retention has been excellent, meeting our expectations, and we are encouraged by the opportunity for growth in the central Pennsylvania market. As a result Wealth Management Division revenue for the second quarter of 2011 was $5.1 million, an increase of 30.2%, compared to the $3.9 million for the same period in 2010.

Speaking of client retention, we are extremely pleased with retention level of the former First Keystone Financial, Inc. clients whom we acquired in the merger which closed last July. In fact, many of those clients have opened additional accounts and have expanded their relationships with Bryn Mawr Trust. The merger with First Keystone resulted in significant increases in both assets and liabilities between July 1, 2010 and June 30, 2011. The merger included the acquisition of $275 million of loans and $321 million of deposits.

In the Chester County market we created the Market Team Leader position and hired a veteran business developer to lead our business banking efforts in this important market. We have been making good progress developing this market and with the addition of the team leader we will better focus our efforts.

Significant items for the quarter included:

Factors contributing to the net income increase of $2.4 million for the three months ended June 30, 2011 as compared to the same period in 2010, included an increase of $4.7 million in net interest income, a $1.2 million increase in wealth management fees, a $255 thousand increase in other operating income, and a $577 thousand increase in the gain on sale of available for sale investment securities. In addition, we experienced a $463 thousand decrease in merger-related and due diligence expenses between the two periods.

Salaries and benefits expenses increased $1.6 million and occupancy and related expenses increased $593 thousand for the three months ended June 30, 2011, as compared to the same period in 2010. The increase in operating expenses was primarily related to the additional First Keystone branches and, to a lesser extent, the newly-acquired Private Wealth Management Group offices.

As previously mentioned, Wealth Management Division assets under management, administration, supervision and brokerage as of June 30, 2011 were $4.8 billion, an increase of $1.4 billion, or 41.5% from December 31, 2010, and a $1.7 billion, or 55.8% increase from June 30, 2010. These increases are primarily the result of the acquisition of the Private Wealth Management Group and continued success of strategic initiatives within the division.

Total portfolio loans and leases increased $56.7 million, or 4.7%, to $1.25 billion as of June 30, 2011, as compared to $1.20 billion as of December 31, 2010. Growth during the second quarter was primarily concentrated in the residential mortgage, commercial mortgage, commercial and industrial and construction loan categories of the portfolio. We have been seeing an increase in loan demand, and we anticipate that overall loan growth for the year will be in the 6% to 8% range.

As of June 30, 2011, nonperforming loans and leases were 1.29% of total portfolio loans, as compared to 0.88% and 0.79% of total portfolio loans as of March 31, 2011 and December 31, 2010, respectively. The increase is largely attributable to the Bank’s $4.2 million participation in a construction loan that became nonperforming during the three months ended June 30, 2011. This loan accounted for 80% of the 41 basis point increase from the March 31, 2011 level.

The provision for loan and lease losses for the three months ended June 30, 2011 was $1.9 million, an increase of $925 thousand as compared to the same period in 2010. The increase was primarily due to increased charge-off activity and nonperforming loan levels as compared to the same period last year.

The allowance for loan and lease losses at June 30, 2011 was $11.3 million or 0.90% of portfolio loans and leases as compared to $10.3 million or 0.86% at December 31, 2010.

Deposits of $1.34 billion, as of June 30, 2011, remained relatively unchanged from December 31, 2010. We continue to aggressively monitor the pricing of our interest bearing deposit accounts as evidenced by the 15 basis point decrease in the average rate paid on deposits for the three months ended June 30, 2011 as compared to the same period in 2010. During the middle of the second quarter, we launched an aggressive retail deposit account promotion which generated a significant number of new non interest demand deposit accounts, which should have a positive impact on our cost of deposits going forward.

The tax-equivalent net interest margin of 4.01%, for the three months ended June 30, 2011, increased 21 basis points from 3.80% for the same period in 2010. Factors contributing to this increase include the decrease in the cost of deposits along with the use of low-earning cash balances to originate higher yielding loans.

Capital ratios as of June 30, 2011, for the Bank and Corporation are at levels above those deemed to be “well capitalized”. The Corporation’s tangible common equity ratio, as of June 30, 2011, increased 31 basis points, to 8.31%, as compared to 8.01% as of December 31, 2010. The increase was primarily due to the stock issued in both the Private Wealth Management Group acquisition as well as through the Corporation’s Dividend Reinvestment and Stock Purchase Plan, and to lesser extent the increase in the Corporation’s retained earnings.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of $0.15 per share. The dividend is payable on September 1, 2011 to shareholders of record as of August 9, 2011. This is our 74th consecutive quarterly dividend.

We are pleased with our second quarter operating results and look forward to building on our positive momentum as we go through the remainder of 2011. However, a large unknown at this point is the debt ceiling crisis and assuming our political leaders in Washington come up with a debt solution that doesn’t seriously impede economic growth we are confident that we will continue with this positive momentum. Bryn Mawr Trust is fundamentally sound, and has the flexibility and agility to respond to the opportunities afforded by our earnings a strong capital base, stable asset quality, and available liquidity. [Update debt ceiling crisis if necessary on call]

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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